Exhibit 99.1





FOR IMMEDIATE RELEASE




                            RICHFOOD ANNOUNCES GIANT
                      OF CARLISLE SUPPLY CONTRACT TO LAPSE


RICHMOND, VA, April 23, 1999 ... Richfood Holdings, Inc. (NYSE:RFH), today announced that it has been informed by Giant Food Stores, Inc. of Carlisle, Pennsylvania ("Giant"), that Giant's supply contract with Richfood will not be renewed when it expires on December 31, 1999.


In July, 1998, Giant initiated a confidential bidding process for a new supply contract by soliciting competitive bids from a number of qualified food wholesalers. In January, 1999, Giant notified Richfood that Giant had selected Richfood as its long-term supplier, and that Giant was prepared to enter into a new supply agreement with Richfood, subject to completion of definitive documentation. The documentation process was interrupted prior to final contract execution, at Giant's request. Subsequently, Koninklijke Ahold N.V. ("Royal Ahold"), Giant's parent company, announced its pending acquisition of Pathmark Stores, Inc. On April 22, Richfood was informed by Giant that, notwithstanding earlier indications, the existing supply contract would not be renewed.

Giant, which is Richfood's largest wholesale customer, buys approximately $600 million of dry grocery products from Richfood on an annual basis. Giant's decision not to renew the supply contract is not expected to affect Richfood's operating earnings for the current fiscal year, which ends on May 1, 1999. The Company estimates, however, that the non-renewal of the supply contract, effective December 31, 1999, will negatively impact fiscal 2000's earnings per share by approximately $0.15 to $0.20 and will negatively impact future years by approximately $0.28 to $0.33. Additionally, the Company anticipates that the loss of the Giant contract will increase its effective tax rate by approximately 1%.

John E. Stokely, Chairman, President and Chief Executive Officer of Richfood, said, "Obviously, we are very disappointed by Giant's decision. Giant is a fine organization, and we have enjoyed a long and productive relationship with them. It took an acquisition the size of Pathmark and the related strategic implications to Royal Ahold to neutralize the cost advantage which Richfood had been able to create for Giant. We wish them well in their future endeavors."

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Page two
Richfood Announces Giant of Carlisle Supply Contract to Lapse
April 23, 1999


"Although Giant has been a significant source of volume," Stokely added, "we have worked hard to diminish its long-term strategic importance to Richfood. Two years ago, we began the process of repositioning Richfood to lessen its reliance on the Giant business while, at the same time, capitalizing on our advantageous strategic position in the Mid-Atlantic to become a major consolidator of retail supermarkets. In March, 1998, we acquired Farm Fresh, and, in May, 1998, we acquired Shoppers Food Warehouse. In so doing," Stokely said, "I believe we have created the potential for exceptional value for our shareholders."

Stokely concluded, "Although Giant's decision is a surprise, we had obviously considered this possibility and formulated contingency plans. As part of our contingency planning, we have developed certain strategic alternatives which we will be fully evaluating over the upcoming months."

Richfood Holdings, Inc., headquartered in Richmond, Virginia, is one of the largest food retailers and the largest wholesale food distributor in the Mid-Atlantic operating region. The Company's retail division operates three retail grocery store chains: 41 Farm Fresh retail grocery stores located primarily in Virginia's Hampton Roads market; 37 Shoppers Food Warehouse supermarkets in the Washington, D.C. area; and 18 Metro retail grocery stores in the metropolitan Baltimore area. The Company's wholesale division provides a full range of grocery, dairy, frozen food, produce, meat and non-food items to chain and independent retailers throughout the region.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE, IF ANY, ARE MADE UNDER THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. CERTAIN IMPORTANT FACTORS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS ARE DISCUSSED FROM TIME TO TIME IN REPORTS FILED BY RICHFOOD HOLDINGS, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION.



For additional information, contact:

John C. Belknap                          John P. Finneran, Jr.
Executive Vice President and             Senior Vice President and
Chief Financial Officer                  Treasurer
Richfood Holdings, Inc.                  Richfood Holdings, Inc.
(804) 915-6003                           (804) 915-6064